To:	Brian Bird, Chief Financial Officer
From:	Roger Schrum, Vice President – Human Resources and Communications
Subject:	Relocation Expenses
Date:	April 26, 2005

The following items were agreed upon with Mike Hanson, President, regarding your relocation from Kenilworth, Ill., to Sioux Falls, S.D.

1.	Bird is eligible for relocation from Kenilworth, Ill., to Sioux Falls, S.D.
2.	Bird is responsible for hiring real estate agents to sell and purchase homes in Kenilworth and Sioux Falls.
3.	Bird has satisfied all temporary housing and living expenses, and no further consideration will be made.
4.	Bird is responsible for independently selling his home in Kenilworth and will be reimbursed for the reasonable sale expenses as noted in the Company's relocation policy.
5.	Bird will be reimbursed for normal en route expenses when moving his home. This includes cost of movers and other reasonable related expenses as noted in the Company's relocation policy.
6.	Bird will be reimbursed for the actual cost of normal miscellaneous expenses up to $5,000 associated with the relocation as provided under the Company's relocation policy.
7.	Bird will independently purchase his home in Sioux Falls and will be reimbursed for the reasonable purchase expenses as covered under the Company's relocation policy.
8.

Bird would be eligible to receive reimbursement of any earnest money that may be forfeited in purchasing a home in Sioux Falls if his employment is terminated prior to the completed purchase of his home.

9.

Bird would be eligible to receive equity protection on the sale of his home in Sioux Falls if his employment is terminated within one-year of purchase of the home or if the Company enters into a binding sales agreement within one year of the purchase of his home that subsequently leads to his termination of employment.

a.	Equity protection is defined as the recovery of any established equity in his newly purchased home.
10.	The attached includes all other related relocation policy matters.